Exhibit 99.1

Potlatch Corporation 601 W. First Ave., Suite 1600 Spokane, WA 99201 509.835.1500 www.potlatchcorp.com
News Release
For immediate release:

Contact:	(Investors)	(Media)
	Jerry Richards	Mark Benson
	509.835.1521	509.835.1513
Potlatch Corporation Reports Fourth Quarter and Full Year 2015 Results
SPOKANE, Wash - January 26, 2016 - Potlatch Corporation (Nasdaq: PCH) today reported net income of $3.5 million, or $0.09 per diluted share, on revenues of $138.0 million for the quarter ended December 31, 2015. Net income was $20.1 million, or $0.49 per diluted share, on revenues of $146.2 million in the fourth quarter of 2014.
Net income for the full year of 2015 was $31.7 million, or $0.77 per diluted share, on revenues of $575.3 million. This compares to net income of $89.9 million, or $2.20 per diluted share, on revenues of $607.0 million in 2014.
"The strong U.S. dollar was at the top of a list of factors that drove lumber prices lower, which contributed to 2015 being a very challenging year," said Mike Covey. "We maintained our focus on things in our control. We successfully integrated 200,000 acres of timberlands that we acquired in Alabama and Mississippi at the end of 2014. We also completed four high-return capital projects at each of our lumber mills on time and under budget this year. Our Resource business continues to be a steady contributor of cash and the Minnesota rural recreational real estate market remains strong," concluded Mr. Covey.

Financial Highlights
(millions, except per-share data)

	Q4 2015	Q3 2015	Q4 2014
Revenues	$138.0	$174.5	$146.2
Net income	$3.5	$21.8	$20.1
Net income per diluted share	$0.09	$0.53	$0.49
Distribution per share	$0.375	$0.375	$0.375
Net cash from operations	$18.9	$38.5	$23.7
Cash and short-term investments at end of period	$7.9	$1.3	$31.0
Business Performance: Q4 2015 vs. Q3 2015
Resource
Resource’s operating income was $16.1 million on revenues of $63.5 million in the fourth quarter, compared to operating income of $36.4 million on revenues of $102.3 million in the third quarter of 2015. Harvest volumes were seasonally lower in the North and the South. Northern sawlog prices were 10% lower in the fourth quarter. Prices realized for sawlogs in the South decreased 11% primarily due to a seasonally lower mix of hardwood logs.
Wood Products
Wood Products lost $1.3 million on revenues of $79.9 million in the fourth quarter, compared to a loss of $5.4 million on revenues of $82.9 million in the third quarter of 2015. Average lumber prices were down 6% in the fourth quarter compared to the third quarter. Higher lumber shipments and lower wood costs partially offset the effect of lower lumber prices.
Real Estate
Real Estate’s operating income was $2.5 million on revenues of $7.3 million in the fourth quarter, compared to operating income of $4.2 million on revenues of $7.8 million in the third quarter of 2015. Land basis was higher in the fourth quarter due to a shift to include more recently acquired property in the sales mix compared to the third quarter. The Minnesota rural recreational real estate market remained strong in the fourth quarter.

Outlook
“We anticipate better results in 2016 based on a belief that the recovery in the U.S. housing market will continue and that lumber prices will improve. The investments in our lumber mills in 2015 are expected to result in additional production and higher grade recovery this year. We plan to harvest 4.4 million tons in our Resource segment and anticipate selling between 20,000 and 25,000 acres in our Real Estate segment in 2016. We are evaluating opportunities to sell timberland as part of our strategy to take advantage of strong private timberland markets and repurchase our stock at a steep discount,” concluded Mr. Covey.
Conference Call Information
A live conference call and webcast will be held today, January 26, 2016, at 9 a.m. Pacific Time (noon Eastern Time). Investors may access the webcast at www.potlatchcorp.com by clicking on the Investor Resources link or by conference call at 1-866-393-8403 for U.S./Canada and 1-706-679-7929 for international callers. Participants will be asked to provide conference I.D. number 16086021. Supplemental materials that will be discussed during the call are available on the website.
A replay of the conference call will be available two hours following the call until February 2, 2016 by calling 1-800-585-8367 for U.S./Canada or 1-404-537-3406 for international callers. Callers must enter conference I.D. number 16086021 to access the replay.
About Potlatch
Potlatch is a Real Estate Investment Trust (REIT) with approximately 1.6 million acres of timberland in Alabama, Arkansas, Idaho, Minnesota and Mississippi. Potlatch, a certified forest practices leader, is committed to providing superior returns to stockholders through long-term stewardship of its forest resources. The company also conducts a land sales and development business and operates wood products manufacturing facilities through its taxable REIT subsidiary. More information about Potlatch can be found on the company’s website at www.potlatchcorp.com.

Forward-Looking Statements
This press release contains certain forward-looking statements within the meaning of the Private Litigation Reform Act of 1995 as amended, including without limitation, statements about our expectations regarding future company performance; the direction of our business markets; business conditions in our Resource, Wood Products and Real Estate segments; the U.S. housing market; lumber pricing; sawlog pricing; estimated production of more volume and higher grade lumber as a result of our investments in our lumber mills in 2015; performance of our Wood Products, Resource and Real Estate segments in 2016; strength of Minnesota rural recreational real estate market; earnings growth; estimated harvest of 4.4 million tons in the Resource segment in 2016; estimated sale of 20,000 to 25,000 acres of real estate in 2016; and similar matters. These forward-looking statements are based on current expectations, estimates, assumptions and projections that are subject to change, and actual results may differ materially from the forward-looking statements. Factors that could cause actual results to differ materially include, but are not limited to, changes in timberland values; changes in timber harvest levels on the company's lands; changes in timber prices; changes in policy regarding governmental timber sales; changes in the United States and international economies; changes in the level of construction activity; changes in Chinese demand; changes in tariffs, quotas and trade agreements involving wood products; currency fluctuation; changes in demand for our products; changes in production and production capacity in the forest products industry; competitive pricing pressures for our products; unanticipated manufacturing disruptions; changes in general and industry-specific environmental laws and regulations; unforeseen environmental liabilities or expenditures; weather conditions; restrictions on harvesting due to fire danger; changes in raw material, fuel and other costs; the ability to satisfy complex rules in order to remain qualified as a REIT; changes in tax laws that could reduce the benefits associated with REIT status; and other risks and uncertainties described from time to time in the company's public filings with the Securities and Exchange Commission. The forward-looking statements are made as of the date of this press release and the company does not undertake to update any forward-looking statements.

Potlatch Corporation
Consolidated Statements of Income
Unaudited (Dollars in thousands, except per-share amounts)

	Quarter Ended		Twelve Months Ended
	December 31,		December 31,
	2015	2014	2015	2014
Revenues	$137,989	$146,237	$575,336	$606,950
Costs and expenses:
Cost of goods sold	116,752	107,773	470,037	429,789
Selling, general and administrative expenses	11,382	11,861	46,392	44,655
	128,134	119,634	516,429	474,444
Operating income	9,855	26,603	58,907	132,506
Interest expense, net	(8,341)	(6,434)	(32,761)	(22,909)
Income before income taxes	1,514	20,169	26,146	109,597
Income tax benefit (provision)	2,035	(33)	5,568	(19,687)
Net income	$3,549	$20,136	$31,714	$89,910

Net income per share:
Basic	$0.09	$0.49	$0.78	$2.21
Diluted	0.09	0.49	0.77	2.20
Cash distributions per share	$0.375	$0.375	$1.50	$1.425
Weighted-average shares outstanding (in thousands):
Basic	40,866	40,764	40,842	40,749
Diluted	40,948	40,927	40,988	40,894

Potlatch Corporation
Consolidated Condensed Balance Sheets
Unaudited (Dollars in thousands, except per-share amounts)

	December 31, 2015	December 31, 2014
ASSETS
Current assets:
Cash	$7,886	$4,644
Short-term investments	39	26,368
Receivables, net	13,420	9,928
Inventories	35,162	31,490
Deferred tax assets, net[1]	—	6,168
Other assets[2]	14,246	13,894
Total current assets	70,753	92,492
Property, plant and equipment, net	75,285	65,749
Timber and timberlands, net	816,599	828,420
Deferred tax assets, net[1]	46,600	37,228
Other assets[2]	7,375	7,857
Total assets	$1,016,612	$1,031,746
LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable and accrued liabilities	$39,740	$43,064
Revolving line of credit borrowings	30,000	—
Current liability for pensions and other postretirement employee benefits	5,973	6,260
Current installments on long-term debt	5,007	22,870
Total current liabilities	80,720	72,194
Long-term debt[2]	598,874	602,798
Liability for pensions and other postretirement employee benefits	119,369	115,936
Other long-term obligations	13,913	15,752
Total liabilities	812,876	806,680
Stockholders’ equity	203,736	225,066
Total liabilities and stockholders' equity	$1,016,612	$1,031,746

1 Current deferred tax assets were classified as noncurrent in 2015 due to adoption of ASU No. 2015-17.
2 Debt issuance costs in 2014 were reclassified to conform with the 2015 presentation.

Potlatch Corporation
Consolidated Condensed Statements of Cash Flows
Unaudited (Dollars in thousands)

	Twelve Months Ended
	December 31,
	2015	2014
CASH FLOWS FROM OPERATING ACTIVITIES
Net income	$31,714	$89,910
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation, depletion and amortization	38,105	26,749
Basis of real estate sold	7,012	8,646
Change in deferred taxes	(5,696)	(1,616)
Employee benefit plans	4,986	2,122
Equity-based compensation expense	4,758	4,137
Other, net	(2,046)	(2,191)
Funding of qualified pension plans	—	(3,550)
Working capital changes	(4,819)	7,165
Net cash from operating activities	74,014	131,372
CASH FLOWS FROM INVESTING ACTIVITIES
Change in short-term investments	26,329	25,883
Transfer from company owned life insurance (COLI)	1,492	28,870
Transfer to COLI	—	(25,515)
Property, plant and equipment	(18,987)	(13,261)
Timberlands reforestation and roads	(13,745)	(10,971)
Acquisition of timber and timberlands	(10,230)	(388,952)
Other, net	886	1,263
Net cash from investing activities	(14,255)	(382,683)
CASH FLOWS FROM FINANCING ACTIVITIES
Distributions to common stockholders	(61,017)	(57,848)
Repayment of long-term debt	(22,500)	—
Proceeds from issuance of long-term debt	—	310,000
Revolving line of credit borrowings	30,000	—
Issuance of common stock	—	398
Change in book overdrafts	(1,549)	1,465
Deferred financing costs	(45)	(2,388)
Employee tax withholdings on vested performance share awards	(1,453)	(1,104)
Other, net	47	(154)
Net cash from financing activities	(56,517)	250,369
Increase (decrease) in cash	3,242	(942)
Cash at beginning of period	4,644	5,586
Cash at end of period	$7,886	$4,644

Potlatch Corporation
Segment Information
Unaudited (Dollars in thousands)

	Quarter Ended		Twelve Months Ended
	December 31,		December 31,
(Dollars in thousands)	2015	2014	2015	2014
Revenues:
Resource	$63,487	$69,245	$263,875	$252,581
Wood Products	79,922	88,650	336,214	376,239
Real Estate	7,305	4,108	28,989	40,460
	150,714	162,003	629,078	669,280
Intersegment revenues - Resource	(12,725)	(15,766)	(53,742)	(62,330)
Total consolidated revenues	$137,989	$146,237	$575,336	$606,950

Operating income:
Resource	$16,186	$23,854	$76,350	$84,976
Wood Products	(1,360)	9,122	(5,235)	52,442
Real Estate	2,495	1,650	16,849	26,945
Eliminations and adjustments	333	174	3,283	(190)
	17,654	34,800	91,247	164,173
Corporate	(16,140)	(14,631)	(65,101)	(54,576)
Income before income taxes	$1,514	$20,169	$26,146	$109,597

Depreciation, depletion and amortization:
Resource	$7,494	$5,102	$28,807	$17,847
Wood Products	1,880	1,589	6,810	6,176
Real Estate	12	15	56	59
	9,386	6,706	35,673	24,082
Corporate	565	717	2,432	2,667
Total depreciation, depletion and amortization	$9,951	$7,423	$38,105	$26,749

Basis of real estate sold - Real Estate	$3,763	$1,427	$7,394	$9,355
Eliminations and adjustments	(140)	(70)	(382)	(709)
Total basis of real estate sold - Real Estate	$3,623	$1,357	$7,012	$8,646